Exhibit 10.32

Authorization ID: WTM1750 Contact ID: WCACQU Expiration Date: NOVEMBER 18, 2050 Use Code: 161	FS-2700-5b (10/09) OMB No. 0586-0082

U.S. DEPARTMENT OF AGRICULTURE
FOREST SERVICE

SKI AREA TERM SPECIAL USE PERMIT

Authority: SKI AREA PERMIT ACT October 22,1986

WC Acquisition Corp, 17409 Hidden Valley Drive, Wildwood, MO 63025 (hereafter called the holder) is hereby authorized to use National Forest System lands, on the White Mountain National Forest, for the purposes of constructing, operating, and maintaining a four season outdoor sports resort including food service, retail sales, and other ancillary facilities. described herein, known as the Wildcat Mountain Resort ski area and subject to the provisions of this term permit. This permit includes portions of US tracts #16, 18, 31 and 68, lying on the northwest slope of Wildcat Mountain near Pinkham Notch, Coos County, New Hampshire and includes 953 acres described here and as shown on the attached map dated October, 2010.

The following improvements, whether on or off the site, are authorized:

Constructing, operating and maintaining a year round outdoor sports resort, including food service, retail sales, and other ancillary activities, such as mountain biking and the existing zipline.

Attached Clauses. This term permit is accepted subject to the conditions set forth herein on pages 2 through 19 and to appendices A to B attached or referenced hereto and made a part of this permit.

TERMS AND CONDITIONS

I. AUTHORITY AND USE AND TERM AUTHORIZED

A. Authority. This term permit is issued under the authority of the Act of October 22, 1986, (Title 16, United Statos Code, Section 497b), and Title 36. Code of Federal Regulations, Sections 251.50.251.64.

B. Authorized Officer. The authorized officer is the Forest Supervisor. The authorized officer may designate a representative for administration of specific portions of this authorization.

C. Rules, Laws and Ordinances. The holder, in exercising the privileges granted by this term permit, shall comply with all present and future regulations of the Secretary of Agriculture and federal laws; and all present and future, state, county, and municipal laws, ordinances, or regulations which are applicable to the area or operations covered by this permit to the extent they are not in conflict with federal law, policy or regulation. The Forest Service assumes no responsibility for enforcing laws, regulations, ordinances and the like which are under the jurisdiction of other government bodies.

D. Term. Unless sooner terminated or revoked by the authorized officer, in accordance with the provisions of the authorization, this permit shall terminate on NOVEMBER 18, 2050 but a new special-use authorization to occupy and use the same National Forest land may be granted provided the holder shall comply with the then-existing laws and regulations governing the occupancy and use of National Forest lands. The holder shall notify the authorized officer in writing not less than six (6) months prior to said date that such new authorization is desired.

E. Nonexclusive Use. The use and occupancy authorized by this permit are not exclusive. The Forest Service reserves the right of access to the permit area, including a continuing right of physical entry to the permit area for inspection, monitoring, or any other purpose consistent with any right or obligation of the United States under any law or regulation. The Forest Service reserves the right to allow others to use the permit area in any way that is not inconsistent with the holder’s rights and privileges under this permit, after consultation with all parties involved. Except for any restrictions that the holder and the authorized officer agree are necessary to protect the installation and operation of authorized improvements, the permit area shall remain open to the public for all lawful purposes.

F. Master Development Plan. in consideration of the privileges authorized by this permit, the holder agrees to prepare and submit changes in the Master Development Plan encompassing the entire winter sports resort presently envisioned for development in connection with the National Forest lands authorized by this permit, and in a form acceptable to the Forest Service. Additional construction beyond maintenance of existing improvements shall not be authorized until this plan has been amended. Planning should encompass all the area authorized for use by this permit. The accepted Master Development Plan shall become a part of this permit. For planning purposes, a capacity for the ski area in people-at-one time shall be established in the Master Development Plan and appropriate National Environmental Policy Act (NEPA) document. The overall development shall not exceed that capacity without further environmental analysis documentation through the appropriate NEPA process.

G. Periodic Revision.

1. The terms and conditions of this authorization shall be subject to revision to reflect changing times and conditions so that land use allocation decisions made as a result of revision to Forest Land and Resource Management Plan may be incorporated.

2. At the sole discretion of the authorized officer this term permit may be amended to remove authorization to use any National Forest System lands not specifically covered in the Master Development Plan and/or needed for use and occupancy under this authorization.

II. IMPROVEMENTS

A. Permission. Nothing in this permit shall be construed to imply permission to build or maintain any improvement not specifically named in the Master Development Plan and approved in the annual operating plan, or further authorized in writing by the authorized officer.

B. Site Development Schedule. As part of this permit, a schedule for the progressive development of the permitted area and installation of facilities shall be prepared jointly by the holder and the Forest Service. Such a schedule shall be prepared by May 1st as part of the annual summer operating plan and shall set forth an itemized priority list of planned improvements and the due date for completion, This schedule shall be made a part of this permit. The holder may accelerate the scheduled date for installation of any improvement authorized, provided the other scheduled priorities are met; and provided further, that all priority installations authorized are completed to the satisfaction of the Forest Service and ready for public use prior to the scheduled due date.

1. All required plans and specifications for site improvements, and structures included in the development schedule shall be properly certified and submitted to the Forest Service at least forty-five (45) days before the construction date stipulated in the development schedule.

2. In the event there is agreement with the Forest Service to expand the facilities and services provided on the areas covered by this permit, the holder shall jointly prepare with the Forest Service a development schedule for the added facilities prior to any construction and meet requirements of paragraph II.D of this section. Such schedule shall be made a part of this permit.

C. Plans. All plans for development, layout, construction, reconstruction or alteration of improvements on the site, as well as revisions of such plans, must be prepared by a licensed engineer, architect, and/or landscape architect (in those states in which such licensing is required) or other qualified individual acceptable to the authorized officer. Such plans must be accepted by the authorized officer before the commencement of any work. A holder may be required to furnish as-built plans, maps, or surveys upon the completion of construction.

D. Amendment. This authorization may be amended to cover new, changed, or additional use(s) or area not previously considered in the approved Master Development plan. In approving or denying changes or modifications, the authorized officer shall consider among other things, the findings or recommendations of other involved agencies and whether their terms and conditions of the existing authorization may be continued or revised, or a new- authorization issued.

E. Ski Lift Plans and Specifications. All plans for uphill equipment and systems shall be properly certified as being in accordance with the American National Standard Safety Requirements for Aerial Passenger Tramways (B77.1). A complete set of drawings, specifications, and records for each lift shall be maintained by the holder and made available to the Forest Service upon request. These documents shall be retained by the holder for a period of three (3) years after the removal of the system from National Forest land.

III. OPERATIONS AND MAINTENANCE

A. Conditions of Operations. The holder shall maintain the improvements and premises to standards of repair, orderliness, neatness, sanitation, and safety acceptable to the authorized officer. Standards are subject to periodic change by the authorized officer. This use shall normally be exercised at least 100 days each year or season. Failure of the holder to exercise this minimum use may result in termination pursuant to VIII.B.

B. Ski Lift, Holder Inspection. The holder shall have all passenger tramways inspected by a qualified engineer or tramway specialist. Inspections shall be made in accordance with the American National Standard Safety Requirements for Aerial Passenger Tramways (B77.1). A certificate of inspection, signed by an officer of the holder’s company, attesting to the adequacy and safety of the installations and equipment for public use shall be received by the Forest Service prior to public operation stating as a minimum;

“Pursuant to our special use permit, we have had an inspection to determine our compliance with the American National Standard B77.1. We have received the results of that inspection and have made corrections of all deficiencies noted. The facilities are ready for public use.”

C. Operating Plan. The holder or designated representative shall prepare and annually revise by May 1 (summer), and October 15 (winter), an Operating Plan. The Plan shall be prepared in consultation with the authorized officer or designated representative and cover winter and summer operations as appropriate. The provisions of the Operating Plan and the annual revisions shall become a part of this permit and shall be submitted by the holder and approved by the authorized officer or their designated representatives. This plan shall consist of at least the following sections;

1. Ski patrol and first aid.
2. Communications.
3. Signs.
4. General safety and sanitation.
5. Erosion control.
6. Accident reporting.
7. Avalanche control.
8. Search and rescue.
9. Boundary management.
10. Vegetation management.
11. Designation of representatives.
12. Trail routes for nordic skiing.

The authorized officer may require a joint annual business meeting agenda to:

a. Update Gross Fixed Assets and lift-line proration when the fee is calculated by the Graduated Rate Fee System.

b. Determine need for performance bond for construction projects, and amount of bond.

c. Provide annual use reports.

D. Cutting of Trees. Trees or shrubbery on the permitted area may be removed or destroyed only after the authorized officer has approved and marked, or otherwise designated, that which may be removed or destroyed. Timber cut or destroyed shall be paid for by the holder at appraised value, provided that the Forest Service reserves the right to dispose of the merchantable timber to others than the holder at no stumpage cost to the holder.

E. Signs. Signs or advertising devices erected on National Forest lands shall have prior approval by the Forest Service as to location, design, size, color, and message. Erected signs shall be maintained or renewed as necessary to neat and presentable standards, as determined by the Forest Service.

IV. NONDISCRIMINATION. During the performance of this permit, the holder agrees:

A. Nondiscrimination.

1. The holder and its employees shall not discriminate against any person on the basis of race, color, sex (in educational activities), national origin, age, or disability or by curtailing or refusing to furnish accommodations, facilities, services, or use privileges offered to the public generally. In addition, the holder and its employees shall comply with the provisions of Title VI of the Civil Rights Act of 1964 as amended, Section 504 of the Rehabilitation Act of 1973, as amended, Title IX of the Education Amendments of 1972, as amended, and the Age Discrimination Act of 1975, as amended.

2. The holder shall include and require compliance with the above nondiscrimination provisions in any third-party agreement made with respect to the operations authorized under this permit.

3. The Forest Service shall furnish signs setting forth this policy of nondiscrimination. These signs shall be conspicuously displayed at the public entrance to the premises and at other exterior or interior locations, as directed by the Forest Service.

4. The Forest Service shall have the right to enforce the foregoing nondiscrimination provisions by suit for specific performance or by any other available remedy under the laws of the United States or the State in which the violation occurs.

B. Equal Access to Federal Programs. In addition to the above nondiscrimination policy, the holder agrees to insure that its programs and activities are open to the general public on an equal basis and without regard to any non-merit factor.

V. LIABILITIES

A. Third Party Rights. This permit is subject to all valid existing rights and claims outstanding in third parties. The United States is not liable to the holder for the exercise of any such right or claim.

B. Indemnification of the United States. The holder shall indemnify, defend, and hold harmless the United States for any costs, damages, claims, liabilities, and judgments arising from past, present, and future acts or omissions of the holder in connection with the use and occupancy authorized by this permit. This indemnification provision includes but is not limited to acts and omissions of the holder or the holder’s heirs, assigns, agents, employees, contractors, or lessees in connection with the use and occupancy authorized by this permit which result in (1) violations of any laws and regulations which are now or which may in the future become applicable, including but not limited to the environmental laws listed in clause XI.A of this permit; (2) judgments, claims, demands, penalties, or fees assessed against the United States; (3) costs, expenses, and damages incurred by the United States; or (4) the release or threatened release of any solid waste, hazardous waste, hazardous materials, pollutant, contaminant, oil in any form, or petroleum product into the environment. The authorized officer may prescribe terms that allow the holder to replace, repair, restore, or otherwise undertake necessary curative activities to mitigate damages in addition or as an alternative to monetary indemnification.

C. Damage to United States Property. The holder has an affirmative duty to protect from damage the land, property, and other interests of the United States, Damage includes but is not limited to fire suppression costs, and all costs and damages associated with or resulting from the release or threatened release of a hazardous material occurring during or as a result of activities of the holder or the holder’s heirs, assigns, agents, employees, contractors, or lessees on, or related to, the lands, property, and other interests covered by this pormit. For purposes of clauses V.C and section XI, “hazardous material” shall mean (a) any hazardous substance under section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. § 9601(14); (b) any pollutant or contaminant under section 101(33) of CERCLA, 42 U.S.C, § 9601 (33); (c) any petroleum product or its derivative, including fuel oil, and waste oils; and (d) any hazardous substance, extremely hazardous substance, toxic substance, hazardous waste, ignitable, reactive or corrosive materials, pollutant, contaminant, element, compound, mixture, solution or substance that may pose a present or potential hazard to human health or the environment under any applicable environmental laws.

1. The holder shall avoid damaging or contaminating the environment, including but not limited to the soil, vegetation (such as trees, shrubs, and grass), surface water, and groundwater, during the holder’s use and occupancy of the permit area. If the environment or any government property covered by this permit becomes damaged during the holder’s use and occupancy of the permit area, the holder shall immediately repair the damage or replace the damaged items to the satisfaction of the authorized officer and at no expense to the United States.

2. The holder shall be liable for all injury, loss, or damage, including fire suppression or other costs associated with rehabilitation or restoration of natural resources, associated with the holder’s use and occupancy of the permit area. Compensation shall include but is not limited to the value of resources damaged or destroyed, the costs of restoration, cleanup, or other mitigation, fire suppression or other types of abatement costs, and all associated administrative, legal (including attorney’s fees), and other costs. Such costs may be deducted from a performance bond required under clause XII.E.

3. The holder shall be liable for damage caused by use of the holder or the holder’s heirs, assigns, agents, employees, contractors, or lessees to all roads and trails of the United States that are open to public use to the same extent as provided under clause V.C.1, except that liability shall not include reasonable and ordinary wear and tear.

D. Risks. The holder assumes all risk of loss to the improvements resulting from natural or catastrophic events, including but not limited to, avalanches, rising waters, high winds, falling limbs or trees, and other hazardous events. If the improvements authorized by this permit are destroyed or substantially damaged by natural or catastrophic events, the authorized officer shall conduct an analysis to determine whether the improvements can be safely occupied in the future and whether rebuilding should be allowed. The analysis shall be provided to the holder within six (6) months of the event.

E. Hazards. The holder has the responsibility of inspecting the area authorized for use under this permit for evidence of hazardous conditions which could affect the improvements or pose a risk of injury to individuals.

F. Insurance. The holder shall have in force public liability insurance covering: (1) property damage in the amount of twenty five thousand dollars ($25,000), and (2) damage to persons in the minimum amount of five hundred thousand dollars ($500,000) in the event of death or injury to one individual, and the minimum amount of two million dollars ($2,000,000) in the event of death or injury to more than one individual. These minimum amounts and terms are subject to change at the sole discretion of the authorized officer at the five-year anniversary date of this authorization. The coverage shall extend to property damage, bodily injury, or death arising out of the holder’s activities under the permit including, but not limited to, occupancy or use of the land and the construction, maintenance, and operation of the structures, facilities, or equipment authorized by this permit. Such insurance shall also name the United States as an additionally insured. The holder shall send an authenticated copy of its insurance policy to the Forest Service immediately upon issuance of the policy. The policy shall also contain a specific provision or rider to the effect that the policy shall not be cancelled or its provisions changed or deleted before thirty (30) days written notice to the Forest Supervisor, White Mountain National Forest, attn: Winter Sports Team Resource Specialist, 99 Ranger Rd., Rochester, VT, 05767, by the insurance company.

Rider Clause (for insurance companies)

“It is understood and agreed that the coverage provided under this policy shall not be cancelled or its provisions changed or deleted before thirty (30) days of receipt of written notice to the Forest Supervisor, White Mountain National Forest, attn: Winter Sports Team Resource Specialist, 99 Ranger Rd., Rochester, VT, 05767, by the insurance company.”

VI. FEES

Ski Area Permit Fees. The Forest Service shall adjust and calculate permit fees authorized by this permit to reflect any revisions to permit fee provisions in 16 U.S.C. 497c or to comply with any new permit fee system based on fair market value that may be adopted by statute or otherwise after issuance of this permit.

A. Fee Calculation. The annual fee due the United States for the activities authorized by this permit shall be calculated using the following formula:

SAPF = (.015 x AGR in bracket 1) + (.025 x AGR in bracket 2) + (.0275 x AGR in bracket 3) + (.04 x AGR in bracket 4)

Where:

AGR = [(LT + SS) x (proration %)] +GRAF

AGR is adjusted gross revenue;

LT is revenue from sales of alpine and nordic lift tickets and passes;

GRAF is gross year-round revenue from ancillary facilities;

Proration % is the factor to apportion revenue attributable to use of National Forest System lands;

SAPF is the ski area permit fee for use of National Forest System lands; and

SS is revenue from alpine and nordic ski school operations.

1. SAPF shall be calculated by summing the results of multiplying the indicated percentage rates by the amount of the holder’s adjusted gross revenue (AGR), which falls into each of the four brackets. Follow direction in paragraph 2 to determine AGR. The permit fee shall be calculated based on the holder’s fiscal year, unless mutually agreed otherwise by the holder and the authorized officer.

The four revenue brackets shall be adjusted annually by the consumer price index issued in FSH 2709.11, chapter 30. The revenue brackets shall be indexed for the previous calendar year. The holder’s AGR for any fiscal year shall not be split into more than one set of indexed brackets. Only the levels of AGR defined in each bracket are updated annually. The percentage rates do not change.

The revenue brackets and percentages displayed in Exhibit 01 shall be used as shown in the preceding formula to calculate the permit fee.

Adjusted Gross Revenue (AGR) Brackets and Associated Percentage Rates
for Use in Determining Ski Area Permit Fee (SAPF)

Revenue Brackets (updated annually by CPI*) and Percentage Rates

Holder FY	Bracket 1 (1.5%)	Bracket 2 (2.5%)	Bracket 3 (2.75%)	Bracket 4 (4%)
FY 2007 CPI: 1.041	All revenue below $4,000,000	$4,000,000 to <$20,004,000	$20,004,000 to $66,680,000	All revenue over $66,680,000
FY 2008 CPI: 1.024	All revenue below $4,096,000	$4,096,000 to <$20,484,000	$20,464,000 to $68,280,000	All revenue over $68,280,000
FY 2009 CPI: 1.056	All revenue below $4,325,000	$4, 325,000 to <$21,631,000.	$21,631,000 to $72,104,000	All revenue over $72,104,000

The Director of Recreation, Heritage, and Wilderness Resources, Washington Office, updates the revenue brackets annually, based on the Consumer Price Index, (CPI-U), Table A which is published monthly at http://www.bls.gov. The CPI is revised and issued annually in section 97.

The bracket update is accomplished by using the change in the CPI-U for “All Urban Consumers” index for the month of July and is based on the percentage increase or decrease for the preceding calendar year. This index base period is 1982-84=100. For example, the 2009 adjustment uses the change between July 2007 and July 2006.

2. AGR shall be calculated by summing the revenue from lift tickets and ski school operations prorated for use of National Forest System lands and from ancillary facility operations conducted on National Forest System lands.

Revenue inclusions shall be income from sales of alpine and nordic tickets and ski area passes; alpine and nordic ski school operations; gross revenue from ancillary facilities; the value of bartered goods and complimentary lift tickets (such as lift tickets provided free of charge to the holder’s friends or relatives); and special event revenue. Discriminatory pricing, a rate based solely on race, color, religion, sex, national origin, age, disability, or place of residence, is not allowed, but if it occurs, Include the amount that would have been received had the discriminatory pricing transaction been made at the market price, the price generally available to an informed public, excluding special promotions.

Revenue exclusions shall be income from sales of operating equipment; refunds; rent paid to the holder by subholders; sponsor contributions to special events; any amount attributable to employee gratuities or employee lift tickets; discounts; ski area tickets or passes provided for a public safety or public service purpose (such as for National Ski Patrol or for volunteers to assist on the slope in the Special Olympics); and other goods or services (except for bartered goods and complimentary lift tickets) for which the holder does not receive money.

include the following in AGR:

a. Revenue from sales of year-round alpine and nordic ski area passes and tickets and revenue from alpine and nordic ski school operations prorated according to the percentage of use between National Forest System lands and private land In the ski area;

b. Gross year-round revenue from temporary and permanent ancillary facilities located on National Forest System lands;

c. The value of bartered goods and complimentary lift tickets, which are goods, services, or privileges that are not available to the general public (except for employee gratuities, employee lift tickets, and discounts, and except for ski area tickets and passes provided for a public safety or public service purpose) and that are donated or provided without charge in exchange for something of value to organizations or individuals (for example, ski area product discounts, service discounts, or lift tickets that are provided free of charge in exchange for advertising).

Bartered goods and complimentary lift tickets (except for employee gratuities, employee lift tickets, discounts, and except for ski area tickets and passes provided for a public safety or public service purpose) valued at market price shall be included in the AGR formula as revenue under LT, SS, or GRAF, depending on the type of goods, services, or privileges donated or bartered; and

d. Special event revenue from events, such as food festivals, foot races, and concerts. Special event revenue shall be included in the AGR formula as revenue under LT, SS, or GRAF, as applicable. Prorate revenue according to the percentage of use between National Forest System lands and private land as described in the following paragraphs 5 and 6.

3. LT is the revenue from sales of alpine and nordic lift tickets and passes purchased for the purpose of using a ski area during any time of the year, including revenue that is generated on private land (such as from tickets sold on private land).

4. SS is the revenue from lessons provided to teach alpine or nordic skiing or other winter sports activities, such as racing, snowboarding, or snowshoeing, including revenue that is generated on private land (such as from tickets sold on private land).

5. Proration % is the method used to prorate revenue from the sale of ski area passes and lift tickets and revenue from ski school operations between National Forest System lands and private land in the ski area. Separately prorate alpine and nordic revenue with an appropriate proration factor. Add prorated revenues together; then sum them with GRAF to arrive at AGR. Use one or both of the following methods, as appropriate:

a. STFP shall be the method used to prorate alpine revenue. The STFP direction contained in FSM 2715.11c effective in 1992 shall be used. Include in the calculation only uphill devices (lifts, tows, and tramways) that are fundamental to the winter sports operation (usually those located on both Federal and private land). Do not include people movers whose primary purpose is to shuttle people between parking areas or between parking areas and lodges and offices.

b. Nordic trail length is the method used to prorate nordic revenue. Use the percentage of trail length on National Forest System lands to total trail length.

6. GRAF is the revenue from ancillary facilities, including all of the holder’s or subholder’s lodging, food service, rental shops, parking, and other ancillary operations located on National Forest System lands. Do not include revenue that is generated on private land. For facilities that are partially located on National Forest System lands, calculate the ratio of the facility square footage located on National Forest System lands to the total facility square footage. Special event revenue allocatable to GRAF shall be prorated by the ratio of use on National Forest System lands to the total use.

7. In cases when the holder has no AGR for a given fiscal year, the holder shall pay a permit fee of $2 per acre for National Forest System lands under permit or a percentage of the appraised value of National Forest System lands under permit, at the discretion of the authorized officer.

B. Fee Payments. Reports and deposits shall be tendered in accordance with the following schedule. They shall be sent or delivered to the collection officer, USDA, Forest Service, at the address furnished by the authorized officer. Checks or money orders shall be made payable to: USDA, Forest Service.

1. The holder shall calculate and submit an advance payment which is due by the beginning of the holder’s payment cycle. The advance payment shall equal 20 percent of the holder’s average permit fee for 3 operating years, when available. When past permit fee information is not available, the advance payment shall equal 20 percent of the permit fee, based on the prior holder’s average fee or projected AGR. For ski areas not expected to generate AGR for a given payment cycle, advance payment of the permit fee as calculated in item A, paragraph 7 ($2 per acre for National Forest System lands under permit or a percentage of the appraised value of National Forest System lands under permit, at the discretion of the authorized officer) shall be made. The advance payment shall be credited (item B, paragraph 3) toward the total ski area permit fee for the payment cycle.

2. The holder shall report sales, calculate fees due based on a tentative percentage rate, and make interim payments each calendar month except for periods in which no sales take place and the holder has notified the authorized officer that the operation has entered a seasonal shutdown for a specific period. Reports and payments shall be made by the end of the month following the end of each reportable period. Interim payments shall be credited (item B, paragraph 3) toward the total ski area permit fee for the payment cycle.

3. Within 90 days after the close of the ski area’s payment cycle, the holder shall provide a financial statement, including a completed permit fee information form, Form FS-2700-19a, representing the ski area’s financial condition at the close of its business year and an annual operating statement reporting the results of operations, including a final payment which includes year-end adjustments for the holder and each subholder for the same period. Any balance that exists may be credited and applied against the next payment due or refunded, at the discretion of the permit holder.

4. Within 30 days of receipt of a statement from the Forest Service, the holder shall make any additional payment required to ensure that the correct ski area permit fee is paid for the past year’s operation.

5. All permit fee calculations and records of sales are subject to review or periodic audit as determined by the authorized officer. Errors in calculation or payment shall be corrected as needed for conformanco with those reviews or audits. In accordance with the Fee Payment Issue clause contained in this authorization, interest and penalties shall be assessed on additional fees due as a result of reviews or audits.

C. Correcting Errors. Correction of errors includes any action necessary to calculate the holder’s sales or slope transport fee percentage or to make any other determination required to calculate permit fees accurately. For fee calculation purposes, an error may include:

a. Misreporting or misrepresentation of amounts;

b. Arithmetic mistakes;

c. Typographic mistakes; or

d. Variation from generally accepted accounting principles (GAAP), when such variations are inconsistent with the terms of this permit.

Correction of errors shall be made retroactively to the date the error was made or to the previous audit period, whichever is more recent, and past fees shall be adjusted accordingly.

D. Fee Payment issues.

1. Crediting of Payments. Payments shall be credited on the date received by the deposit facility, except that if a payment is received on a non-workday, the payment shall not be credited until the next workday.

2. Disputed Fees. Fees are due and payable by the due date. Disputed fees must be paid in full. Adjustments will be made if dictated by settlement terms or an appeal decision.

3. Late Payments

(a) Interest. Pursuant to 31 U.S.C. 3717 et seq., interest shall be charged on any fee amount not paid within 30 days from the date it became due. The rate of interest assessed shall be the higher of the Prompt Payment Act rate or the rate of the current value of funds to the Treasury (i.e., the Treasury tax and loan account rate), as prescribed and published annually or quarterly by the Secretary of the Treasury in the Federal Register and the Treasury Fiscal Requirements Manual Bulletins. Interest on the principal shall accrue from the date the fee amount is due.

(b) Administrative Costs. If the account becomes delinquent, administrative costs to cover processing and handling the delinquency shall be assessed.

(c) Penalties. A penalty of 6% per annum shall be assessed on the total amount that is more than 90 days delinquent and shall accrue from the same date on which interest charges begin to accrue.

(d) Termination for Nonpayment. This permit shall terminate without the necessity of prior notice and opportunity to comply when any permit fee payment is 90 calendar days from the due date in arrears. The holder shall be responsible for the delinquent fees, as well as any other costs of restoring the site to its original condition, including hazardous waste cleanup.

4. Administrative Offset and Credit Reporting. Delinquent fees and other charges associated with the permit shall be subject to all rights and remedies afforded the United States pursuant to 31 U.S.C. 3711 et seq. and common law. Delinquencies are subject to any or all of the following:

(a) Administrative offset of payments due the holder from the Forest Service.

(b) If in excess of 60 days, referal to the Department of the Treasury for appropriate collection action as provided by 31 U.S.C. 3711(g)(1).

(c) Offset by the Secretary of the Treasury of any amount due the holder, as provided by 31 U.S.C. 3720 et seq.

(d) Disclosure to consumer or commercial credit reporting agencies.

E. Access to Records. For the purpose of administering this permit (including ascertaining that fees paid were correct and evaluating the propriety of the fee base), the holder agrees to make all of the accounting books and supporting records to the business activities, as well as those of sublessees operating within the authority of this permit, available for analysis by qualified representatives of the Forest Service or other Federal agencies authorized to review the Forest Service activities. Review of accounting books and supporting records shall be made at dates convenient to the holder and reviewers. Financial information so obtained shall be treated as confidential as provided in regulations Issued by the Secretary of Agriculture.

The holder shall retain the above records and keep them available for review for 5 years after the end of the year involved, unless disposition is otherwise approved by the authorized officer in writing.

G. Accounting Records. The holder shall follow Generally Accepted Accounting Principles or Other Comprehensive Bases of Accounting acceptable to the Forest Service in recording financial transactions and in reporting results to the authorized officer. When requested by the authorized officer, the holder at its own expense, shall have the annual accounting reports audited or prepared by a licensed independent accountant acceptable to the Forest Service. The holder shall require sublessees to comply with these same requirements. The minimum acceptable accounting system shall include:

1. Systematic internal controls and recording by kind of business the gross receipts derived from all sources of business conducted under this permit. Receipts should be recorded daily and, if possible, deposited into a bank account without reduction by disbursements. Receipt entries shall be supported by source documents such as cash-register tapes, sale invoices, rental records, and cash accounts from other sources.

2. A permanent record of investments in facilities (depreciation schedule), and current source documents for acquisition costs of capital items.

3. Preparation and maintenance of such special records and accounts as may be specified by the authorized officer.

VII. TRANSFER AND SALE

A. Subleasing. The holder may sublease the use of land and improvements covered under this permit and the operation of concessions and facilities authorized upon prior written notice to the authorized officer. The Forest Service reserves the right to disapprove subleasees. In any circumstance, only those facilities and activities authorized by this permit may be subleased. The holder shall continue to be responsible for compliance with all conditions of this permit by persons to whom such premises may be sublet. The holder may not sublease direct management responsibility without prior written approval by the authorized officer.

B. Notification of Sale. The holder shall immediately notify the authorized officer when a sale and transfer of ownership of the permitted improvements is planned.

C. Divestiture of Ownership. Upon change in ownership of the facilities authorized by this permit, the rights granted under this authorization may be transferred to the new owner upon application to and approval by the authorized officer. The new owner must qualify and agree to comply with, and be bound by the terms and conditions of the authorization. In granting approval, the authorized officer may modify the terms, conditions, and special stipulations to reflect any new requirements imposed by current Federal and state land use plans, laws, regulations or other management decisions.

VIII. REVOCATION AND SUSPENSION

A. Revocation and Suspension. The Forest Service may suspend or revoke this permit in whole or part:

1. For noncompliance with Federal, State, or local laws and regulations;

2. For noncompliance with the terms of this permit;

3. For failure of the holder to exercise the privileges granted by this permit;

4. With the consent of the holder; or

5. At the discretion of the authorized officer for specific and compelling reasons in the public interest.

B. Opportunity to Take Corrective Action. Prior to revocation or suspension under clause VIII.A, the authorized officer shall give the holder written notice of the grounds for each action and a reasonable time, not to exceed 90 days, to complete the corrective action prescribed by the authorized officer.

C. REVOCATION FOR SPECIFIC AND COMPELLING REASONS IN THE PUBLIC INTEREST.

1. If during the term of this permit the authorized officer determines that specific and compelling reasons in the public interest require revocation of this permit, this permit shall be revoked after 90 days written notice to the holder, provided that the authorized officer may prescribe a shorter notice period if justified by the public interest. The Forest Service shall then have the right to purchase the holder’s authorized improvements, remove the holder’s authorized improvements, or to require the holder to relocate or remove them. The Forest Service shall be obligated to pay the lesser of (1) the cost of relocation and damages resulting from their relocation that are caused by the Forest Service or (2) the value of the authorized improvements as determined by the Forest Service through an appraisal of their replacement cost, less an allowance for physical depreciation. If that amount is fixed by mutual agreement between the authorized officer and the holder, that amount shall be accepted by the holder in full satisfaction of all claims against the United States under this clause. If mutual agreement is not reached, the authorized officer shall determine the amount to be paid, which shall become part of the revocation decision. A payment made pursuant to this clause is subject to the availability of appropriations. Nothing in this permit implies that Congress will appropriate funds to cover a deficiency in appropriations.

2. If revocation in the public interest occurs after the holder has received notification that a new permit will not be issued following expiration of this permit, the amount of damages shall be adjusted as of the date of revocation by multiplying the replacement cost by a fraction which has as the numerator the number of full months remaining in the term of the permit as of the date of revocation (measured from the date of the revocation notice) and as the denominator the total number of months in the original term of this permit.

D. Suspension. The authorized officer may immediately suspend this permit, in whole or in part, when necessary to protect public health, safety, or the environment. The suspension decision must be in writing. Within 48 hours of the request of the holder, the superior of the authorized officer shall arrange for an on-the-ground review of the adverse conditions with the holder. Following this review the superior shall take prompt action to affirm, modify, or cancel the suspension.

IX. RENEWAL

A. Renewal. The authorized use may be renewed. Renewal requires the following conditions: (1) the land use allocation is compatible with the Forest Land and Resource Management Plan; (2) the site is being used for the purposes previously authorized and; (3) the enterprise is being continually operated and maintained in accordance with all the provisions of the permit. In making a renewal, the authorized officer may modify the terms, conditions, and special stipulations.

X. RIGHTS AND RESPONSIBILITIES UPON TERMINATION OR NONRENEWAL

A. Removal of Improvements. Except as provided in Clause VIII. A, upon termination or revocation of this special use permit by the Forest Service, the holder shall remove within a reasonable lime as established by the authorized officer, the structures and improvements, and shall restore the site to a condition satisfactory to the authorized officer, unless otherwise waived in writing or in the authorization. If the holder fails to remove the structures or improvements within a reasonable period, as determined by the authorized officer, they shall become the property of the United States without compensation to the holder, but that shall not relieve the holder’s liability for the removal and site, restoration costs.

XI. RESOURCE PROTECTION

A. COMPLIANCE WITH ENVIRONMENTAL LAWS. The holder shall in connection with the use and occupancy authorized by this permit comply with all applicable federal, state, and local environmental laws and regulations, including but not limited to those established pursuant to the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C 1251 et seq., the Oil Pollution Act, as amended, 33 U.S.C, 2701 et seq., the Clean Air Act, as amended, 42 U.S.C. 7401 et seq., the CERCLA, as amended, 42 U.S.C. 9601 et seq,, the Toxic Substances Control Act, as amended, 15 U.S.C. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C, 136 et seq., and the Safe Drinking Water Act, as amended, 42 U.S.C. 300f et seq.

B. WATER POLLUTION. No waste or by-product shall be discharged into water if it contains any substance in concentrations which will result in harm to fish and wildlife, or to human water supplies. Storage facilities for materials capable of causing water pollution, if accidentally discharged, shall be located so as to prevent any spillage into waters or channels leading into water that would result in harm to fish and wildlife or to human water supplies.

C. ESTHETICS. The holder shall protect the scenic esthetic values of the permit area and the adjacent land to the greatest extent possible during construction, operation, and maintenance of the authorized improvements.

D. VANDALISM. The holder shall take reasonable measures to prevent and discourage vandalism or disorderly conduct and when necessary shall contact the appropriate law enforcement officer to address these problems.

E. HERBICIDE AND PESTICIDE USE. Herbicides and pesticides may not be used outside of buildings to control undesirable woody and herbaceous vegetation, aquatic plants, insects, rodents, or fish without the prior written approval of the authorized officer. A request for approval of planned uses of pesticides shall be submitted annually by the holder on the due date established by the authorized officer. The report shall cover a 12-month period of planned use beginning 3 months after the reporting date. Information essential for review shall be provided in the form specified. Exceptions to this schedule may be allowed, subject to emergency request and approval, only when unexpected outbreaks of pests require control measures which were not anticipated at the time an annual report was submitted. Only those materials registered by the U.S. Environmental Protection Agency for the specific purpose planned shall be authorized for use on National Forest System lands. Label instructions and all applicable laws and regulations shall be strictly followed in the application of pesticides and disposal of excess materials and containers.

F. ARCHAEOLOGICAL AND PALEONTOLOGICAL DISCOVERIES. The holder shall immediately notify the authorized officer of all antiquities or other objects of historic or scientific interest, including but not limited to historic or prehistoric ruins, fossils, or artifacts discovered in connection with the use and occupancy authorized by this permit. The holder shall leave these discoveries intact and in place until directed otherwise by the authorized officer. Protective and mitigative measures specified by the authorized officer shall be the responsibility of the holder.

G. NATIVE AMERICAN GRAVES PROTECTION AND REPATRIATION (NAGPRA). In accordance with 25 U.S.C. 3002 (d) and 43 CFR 10.4, if the holder inadvertently discovers human remains, funerary objects, sacred objects, or objects of cultural patrimony on National Forest System lands, the holder shall immediately cease work in the area of the discovery and shall make a reasonable effort to protect and secure the items. The holder shall immediately notify the authorized officer by telephone of the discovery and shall follow up with written confirmation of the discovery. The activity that resulted in the inadvertent discovery may not resume until 30 days after the authorized officer certifies receipt of the written confirmation, if resumption of the activity is otherwise lawful, or at any time if a binding written agreement has been executed between the Forest Service and the affiliated Indian tribes that adopts a recovery plan for the human remains and objects.

H. PROTECTION OF HABITAT OF THREATENED, ENDANGERED, AND SENSITIVE SPECIES. The location of sites within the permit area needing special measures for protection of plants or animals listed as threatened or endangered under the Endangered Species Act (ESA) of 1973, 16 U.S.C. 531 et seq., as amended, or as sensitive by the Regional Forester under Forest Service Manual (FSM) 2670, pursuant to consultation conducted under section 7 of the ESA, may be identified on the ground or shown on a separate map. The map shall be attached to this permit as an appendix. The holder shall take any protective and mitigative measures specified by the authorized officer, If protective and mitigative measures prove inadequate, if other sites within the permit area containing threatened, endangered, or sensitive species are discovered, or if new species are listed as threatened or endangered under the ESA or as sensitive by the Regional Forester under the FSM, the authorized officer may specify additional protective and mitigative measures. Discovery of these areas by the holder or the Forest Service shall be promptly reported to the other party.

I. CONSENT TO STORE HAZARDOUS MATERIALS. The holder shall not store any hazardous materials at the site without prior written approval from the authorized officer. This approval shall not be unreasonably withheld. If the authorized officer provides approval, this permit shall include (or in the case of approval provided after this permit is issued, shall be amended to include) specific terms addressing the storage of hazardous materials, including the specific type of materials to be stored, the volume, the type of storage, and a spill plan. Such terms shall be proposed by the holder and are subject to approval by the authorized officer.

1. If the holder receives consent to store hazardous material, the holder shall identify to the Forest Service any hazardous material to be stored at the site. Such identification information shall be consistent with column (1) of the table of hazardous materials and special provisions enumerated at 49 CFR 172.101 whenever the hazardous material appears in that table. For hazard communication purposes, the holder shall maintain Material Safety Data Sheets for any stored hazardous chemicals, consistent with 29 CFR 1910.1200(c) and (g). In addition, all hazardous materials stored by the holder shall be used, labeled, stored, transported, and disposed of in accordance with all applicable federal, state, and local laws and regulations.

2. If hazardous materials are used or stored at the site, the authorized officer may require the holder to deliver and maintain a surety bond in accordance with clause IV.K.

3. The holder shall not release any hazardous material as defined in clause IV.G onto land or into rivers, streams, impoundments, or natural or man-made channels leading to them. All prudent and safe attempts must be made to contain any release of these materials. The authorized officer may specify conditions that must be met, including conditions more stringent than those imposed by federal, state, and local regulations, to prevent releases and protect natural resources.

J. CLEANUP AND REMEDIATION

1. The holder shall immediately notify all appropriate response authorities, including the National Response Center and the Forest Service authorized officer or the authorized officer’s designated representative, of any oil discharge or of the release of a hazardous material in the permit area in an amount greater than or equal to its reportable quantity, in accordance with 33 CFR Part 153, Subpart B, and 40 CFR Part 302, For the purposes of this requirement, “oil” is defined by section 311(a)(1) of the Clean Water Act, 33 U.S.C. 1321(a)(1). The holder shall immediately notify the authorized officer or the authorized officer’s designated representative of any release or threatened release of any hazardous material in or near the permit area which may be harmful to public health or welfare or which may adversely affect natural resources on federal lands.

2. Except with respect to any federally permitted release as that term is defined under section 101(10) of CERCLA, 42 U.S.C. 9601(10), the holder shall clean up or otherwise remediate any release, threat of release, or discharge of hazardous materials that occurs either in the permit area or in connection with the holder’s activities in the permit area, regardless of whether those activities are authorized under this permit. The holder shall perform cleanup or remediation immediately upon discovery of the release, threat of release, or discharge of hazardous materials. The holder shall perform the cleanup or remediation to the satisfaction of the authorized officer and at no expense to the United States. Upon revocation or termination of this permit, the holder shall deliver the permit area to the Forest Service free and clear of contamination.

K. CERTIFICATION UPON REVOCATION OR TERMINATION. If the holder uses or stores hazardous materials at the site, upon revocation or termination of this permit the holder shall provide the Forest Service with a report certified by a professional or professionals acceptable to the Forest Service that the permit area is uncontaminated by the presence of hazardous materials and that there has not been a release or discharge of hazardous materials upon the permit area, into surface water at or near the permit area, or into groundwater below the permit area during the term of the permit. If a release or discharge has occurred, the professional or professionals shall document and certify that the release or discharge has been fully remediated and that the permit area is in compliance with all applicable federal, state, and local laws and regulations.

L. ENVIRONMENTAL SITE REPORT. An environmental site report prepared by the holder prior to May 31, 2011 documenting the known history of the permit area with regard to the storage, release, or disposal of hazardous materials is attached to and made a part of this permit as Appendix B. Upon revocation or termination of this permit, the holder shall prepare another environmental site report, which shall document the environmental condition of the permit area at that time and describe any storage, release, or disposal of hazardous materials during the holder’s use and occupancy of the permit area. Both environmental site reports prepared by the holder shall be subject to written approval by the authorized officer. A comparison of the two reports shall assist the authorized officer in determining whether any environmental cleanup or restoration is required. Any cleanup or restoration shall be completed promptly by the holder in accordance with all applicable federal, state, and local laws and regulations.

M. WATER WELLS AND ASSOCIATED PIPELINES.

1. Other Jurisdictional Requirements. Clause XII.F. governs water rights and water facilities. The holder shall obtain all required state and local water permits, licenses, registrations, certificates, or rights and shall provide a copy of them to the authorized officer. For new wells, this information shall be provided prior to disturbing National Forest System lands for the purpose of water use or development.

2. Well Construction or Development. For new or reconstruction of existing wells, the holder shall prepare a well construction and development plan and submit it to the authorized officer for approval. The well development and construction plan must have prior written approval from the authorized officer before well construction or development is initiated. The holder shall follow applicable federal, state, and local standards for design, construction, and development of new wells or reconstruction of existing wells. If such standards do not exist, the holder shall follow applicable standards issued by the American Society for Testing and Materials (ASTM), American Water Works Association (AWWA), or National Ground Water Association (NGWA). The construction and development plan must identify all potential sources for any proposed water injection during well construction or development, Only non-chlorinated, potable water may be injected during construction or development of wells to be used for monitoring or water withdrawal. Copies of all documentation for drilling, constructing, or developing wells, Including all drilling, boring, and well construction logs, shall be provided to the authorized officer within 60 days of completion of work.

3. Water Conservation Plan. The holder shall prepare and submit for written approval by the authorized officer a water conservation plan utilizing appropriate strategies to limit the amount of water removed from National Forest System lands.

4. Well Decommissioning. The holder shall properly decommission and abandon all wells that are no longer needed or maintained in accordance with applicable federal, state, and local standards for water well abandonment. If such standards do not exist, the holder shall follow applicable standards issued by the ASTM, AWWA, or NGWA. At least 30 days prior to initiation of well decommissioning, the holder shall submit a well decommissioning plan to the authorized officer. The well decommissioning plan shall have written approval from the authorized officer before well decommissioning is initiated. All documentation of well decommissioning shall be provided to the authorized officer within 60 days of completion of the work.

XII. MISCELLANEOUS PROVISIONS

A. Members of Congress. No Member of or Delegate to Congress, or Resident Commissioner shall be admitted to any share or part of this agreement or to any benefit that may arise herefrom unless it is made with a corporation for its general benefit.

B. Inspection, Forest Service. The Forest Service shall monitor the holder’s operations and reserves the right to inspect the permitted facilities and improvements at any time for compliance with the terms of this permit. Inspections by the Forest Service do not relieve the holder of responsibilities under other terms of this permit.

C. Regulating Services and Rates. The Forest Service shall have the authority to check and regulate the adequacy and type of services provided the public and to require that such services conform to satisfactory standards. The holder may be required to furnish a schedule of prices for sales and services authorized by the permit. Such prices and services may be regulated by the Forest Service: Provided, that the holder shall not be required to charge prices significantly different than those charged by comparable or competing enterprises.

D. Advertising. The holder, in advertisements, signs, circulars, brochures, letterheads, and like materials, as well as orally, shall not misrepresent in any way either the accommodations provided, the status of the permit, or the area covered by it or the vicinity. The fact that the permitted area is located on the National Forest shall be made readily apparent in all of the holder’s brochures and print advertising regarding use and management of the area and facilities under permit.

E. Bonding. The authorized officer may require the holder to furnish a bond or other security to secure all or any of the obligations imposed by the terms of the authorization or any applicable law, regulation, or order.

Bonds, Performance: As a further guarantee of the faithful performance of the provisions of terms and conditions of this permit, the holder agrees to deliver and maintain a surety bond or other acceptable security in the amount determined when applicable, Should the sureties or the bonds delivered under this permit become unsatisfactory to the Forest Service, the holder shall, within thirty (30) days of demand, furnish a new bond with surety, solvent and satisfactory to the Forest Service, in lieu of a surety bond, the holder may deposit into a Federal depository, as directed by the Forest Service, and maintain therein, cash in the amounts provided for above, or negotiable securities of the United States having a market value at the time of deposit of not less than the dollar amounts provided above.

The holder’s surety bond shall be released, or deposits in lieu of a bond, shall be returned thirty (30) days after certification by the Forest Service that priority Installations under the development plan are complete, and upon furnishing by the holder of proof satisfactory to the Forest Service that all claims for labor and material on said installations have been paid or released and satisfied. The holder agrees that all moneys deposited under this permit may, upon failure on his or her part to fulfill all and singular the requirements herein set forth or made a part hereof, be retained by the United States to be applied to satisfy obligations assumed hereunder, without prejudice whatever to any rights and remedies of the United States.

Prior to undertaking additional construction or alteration work not provided for in the above terms and conditions or when the improvements are to be removed and the area restored, the holder shall deliver and maintain a surety bond in an amount set by the Forest Service, which amount shall not be in excess of the estimated loss which the Government would suffer upon default in performance of this work.

F. Water Use Facilities.

1. Water Use Facilities. The National Forest System (“NFS”) land which is the subject of this permit is hereinafter referred to as the “permitted NFS land.” The authorization of facilities to divert, store, or convey water on the permitted National Forest System (NFS) land (“water facilities”) in conjunction with water rights acquired by the holder is for the purpose of operating a winter or year-round resort and related facilities under this permit. If use of the water or the water facilities ceases, the authorization to use the permitted NFS land for such water facilities will also cease. The United States reserves the right to place conditions on the installation, operation, maintenance and removal of these water facilities necessary to protect public property, public safety, and natural resources on the permitted NFS land in compliance with applicable laws, provided, however, such conditions shall not permit the imposition of bypass flows on water transported to the permitted NFS land from points of diversion or storage that arise off of the permitted NFS land.

2. Water Rights. This permit does not confer any water rights on the holder. Water rights must be acquired by the holder under state law.

3. Future Applications and Revocation. After June 2004, any right to divert water from the permitted NFS land where the use of such water is on the same permitted NFS land shall be applied for and held in the name of the United States and the holder (hereinafter called the “joint water rights”). This provision shall not apply to water rights that are acquired by the permit holder from a source off of the permitted NFS land and transferred to a point of diversion or storage on the permitted NFS land. During the term of the permit and any reissuance thereafter, the permit holder shall be responsible for maintaining such joint water rights, and shall have the right to make any applications or other filings as may be necessary to maintain and protect such joint water rights. In the event of revocation of this permit, the United States shall succeed to the sole ownership of such joint water rights. All joint water rights subject to this clause are listed below (if none, write).

State ID #	Owner	Type or Basis	Purpose of Use

NONE

G. Current Addresses. The holder and the Forest Service shall keep each informed of current mailing addresses including those necessary for billing and payment of fees.

H. Identification of Holder. Identification of the holder shall remain sufficient so that the Forest Service shall know the true identity of the entity.

Corporation Status Notification:

1. The holder shall notify the authorized officer within fifteen (15) days of the following changes:

a. Names of officers appointed or terminated.

b. Names of stockholders who acquire stock shares causing their ownership to exceed 50 percent of shares issued or otherwise acquired, resulting in gaining controlling interest in the corporation.

2. The holder shall furnish the authorized officer:

a. A copy of the articles of incorporation and bylaws.

b. An authenticated copy of a resolution of the board of directors specifically authorizing a certain individual or individuals to represent the holder in dealing with the Forest Service.

c. A list of officers and directors of the corporation and their addresses.

d. Upon request, a certified list of stockholders and amount of stock owned by each.

e. The authorized officer may require the holder to furnish additional information as set forth in 36 CFR 251.54(e)(1)(iv).

Partnership Status Notification:

The holder shall notify the authorized officer within fifteen (15) days of the following changes. Names of the individuals involved shall be included with the notification.

1. Partnership makeup changes due to death, withdrawal, or addition of a partner.

2. Party or parties assigned financed interest in the partnership by existing partner(s).

3. Termination, reformation, or revision of the partnership agreement.

4. The acquisition of partnership interest, either through purchase of an interest from an existing partner or partners, or contribution of assets, that exceeds 50 percent of the partnership permanent investment.

I. Superior Clauses. In the event of any conflict between any of the preceding printed clauses or any provision thereof, and any of the following clauses or any provision thereof, the preceding clauses shall control.

J. Superseded Permit. This permit replaces a special use permit Issued to: Meadow Green — Wildcat Corporation., Auth ID AND 17, on July 13, 2001

K. Disputes. Appeal of any provisions of this authorization or any requirements thereof shall be subject to the appeal regulations at 36 CFR 251, Subpart C, or revisions thereto. The procedures for these appeals are set forth in 36 CFR 251 published in the Federal Register at 54 FR 3362, January 23,1989.

L. The holder shall be responsible for the prevention and control of noxious weeds and/or exotic plants of concern on the area authorized by this authorization and shall provide prevention and control measures prescribed by the Forest Service. Noxious weeds/exotic plants of concern are defined as those species recognized by the (county weed authority/national forest) in which the authorized use is located.

The holder shall also be responsible for prevention and control of noxious weed/exotic plant infestations which are not within the authorized area, but which are determined by the Forest service to have originated with the authorized area.

When determined to be necessary by the authorized officer, the holder shall develop a site-specific plan for noxious weed/exotic plant prevention and control, Such plan shall be subject to Forest Service approval. Upon Forest Service approval, the noxious wed/exotic plant prevention and control plan shall become a part of this authorization, and its provisions shall be enforceable under the terms of this authorization.

M. Explosives (B29).

1. Only exploding bridgeware (EBWs) shall he used for blasting except for hand charging of snow release zones.

2. In the use of explosives, the holder shall exercise the utmost care not to endanger life or property and shall comply with the requirements of the Forest Service. The holder shall be responsible for any and all damages resulting from the use of explosives and shall adopt precautions that will prevent damage to surrounding objects. The holder shall furnish and erect special signs to warn the public of blasting operations. Such signs shall be placed and maintained so as to be clearly evident to the public during all critical periods of the blasting operations, and shall include a warning statement to have radio transmitters turned off.

3. All storage places for explosives shall be marked “DANGEROUS-EXPLOSIVES.” The method of storing and handling explosives shall conform to procedures contained in the “Blasters Guide EM-7100-14,” and Title 27, Code of Federal Regulations, parts 1 to 199, Alcohol, Tobacco Products, and Firearms (Bureau of Alcohol, Tobacco and Firearms (BATF)).

4. When using explosives, the holder shall adopt precautions which will prevent damage to landscape features and other surrounding objects. When directed by the Forest officer in charge, trees within an area designated to be cleared shall be left as a protective screen for surrounding vegetation during blasting operations. Trees so left shall be removed and disposed of after blasting has been completed. When necessary, and at any point of special danger, the holder shall use suitable mats or some other approved method to smother blasts.

N. Dam Safety (B37).

1. Definitions. The following definitions apply to this clause:

a. Qualified Engineer. An engineer authorized to practice engineering in the field of dams in the State where the dam is located, either by professional registration as provided by State law or by reason of employment by the State or Federal Government.

b. Dam Failure. Catastrophic event characterized by the sudden, rapid, and uncontrolled release of impounded water. It is recognized that there are lesser degrees of failure and that any malfunction or abnormality outside the design assumptions and parameters which adversely affect a dam’s primary function of impounding water may also be considered a failure.

c. Rehabilitation or Modification. Repair of major structure deterioration to restore original condition; alteration of structures to meet current design criteria, improve dam stability, enlarge reservoir capacity, or increase spillway and outlet works capacity; replacement of equipment.

d. Hazard Potential. The classification of a dam based on the potential for loss of life or property damage that could occur if the structure failed (FSM 7500).

e. Emergency Action Plan. Formal plan of procedures to prevent or reduce loss of life and property that could occur if the structure failed. The plan does not include flood plain management for the controlled release of floodwaters for which the project is designed.

2. Dam Classification. The dam constructed pursuant to this authorization shall be classified according to its height and storage capacity (water debris or both) as well as its hazard potential as follows:

Height and Storage Capacity (A, B, C, or D): C

Hazard Potential (Low, Moderate, High): Low

Classification criteria are contained in FSM 7511, which the Forest Service may amend from time to time.

The provisions of sections 5 and 8 of this clause apply only to dams classified as high hazard, or as otherwise may be specifically provided for in this authorization to address special or unique circumstances.

The hazard potential of the dam shall be reassessed at least every five years by a qualified engineer retained by the holder, and this information made available to the authorized officer. The Forest Service may change the hazard potential at any time based on changed conditions or new information.

3. Construction, Inspection, Certification, and Project Files. For construction, rehabilitation or improvement, the holder shall provide for inspection by a qualified engineer to ensure adequate control of the work being performed. At a minimum, the qualified engineer shall maintain a daily inspection diary, descriptions of design changes, and records of construction material and foundation tests. Upon completion of construction, rehabilitation, or improvement, the holder shall forward to the Forest Service a statement from the qualified engineer responsible for inspection certifying that the works were built in accordance with the approved plans and specifications, or approved revisions thereto. No water shall be impounded until approval is given by the authorized officer.

All design notes, as-built plans, and the aforementioned diaries and records shall be maintained in a project file by the holder for the duration of this authorization, and shall be available to the Forest Service or other inspection personnel (not applicable to debris retention dams).

4. Dam Operation and Maintenance Plans. Dam operation and maintenance plans shall be prepared during the design phase for new dams. The plan(s) shall, as a minimum, describe operating requirements and procedures to be followed for the operation of the structure; routine or recurring maintenance required; record keeping to be performed for operation and maintenance; and individuals responsible for implementing the plans. At the time of the operation and maintenance inspection, the plan shall be reviewed and amended as needed by the individual responsible for implementation and the engineer performing any inspection. No plans or amendments thereto shall be valid until approved by the authorized officer.

5. Dam Emergency Action Plan. The following provisions are required for certain hazard classifications identified in section 2. The holder shall, during the design phase, prepare an emergency action plan which will include, but not be limited to:

a.	Actions to be taken upon discovery of an unsafe condition or impending failure situation to prevent or delay dam failure, and reduce damage or loss of life from subsequent failure.

b.	Procedures for notification of law enforcement, civil preparedness, and Forest Service personnel.

c.	Procedures for notifying persons in immediate danger of losing life or properly.

d.	Maps delineating the area which would be inundated by water, debris, or both in the event of dam failure.

e.	The names of those individuals responsible for activating the plan and carrying out the identified actions.

In preparing the emergency action plan, the holder shall consult and cooperate with appropriate law enforcement and civil preparedness personnel, who may be responsible for implementing all or part of the plan. Emergency action plans shall be reviewed and updated annually, and tested at intervals not exceeding five years.

6. Inspection and Maintenance of Dams. The holder shall have the dam and appurtenant structures inspected by a qualified engineer to determine the state of operation and maintenance at least every 1 year(s). An inspection shall also be made following earthquakes, major storms, or overflow of spillways other than the service spillway. Two copies of the inspection report shall be provided to the authorized officer within 30 days of the date of inspection.

Repairs or operational changes recommended by the inspecting engineer shall be made by the holder within a reasonable period of time following the inspection, but in no event later than one year from the inspection (unless a longer period of repairs is authorized in writing, or a shorter period is required when such repairs are deemed by the authorized officer as immediately, required for reasons of public safety). Upon request by the authorized officer, the holder shall provide a plan of action outlining planned time and methods for performing said repairs or operational changes, and notify the authorized officer when actions are completed. The authorized officer shall specify a completion date for corrective work: If corrective action is not taken by the date specified by the authorized officer, the Forest Service shall have corrective action taken and the holder shall be responsible for all costs including legal and court costs.

7. Forest Service Inspection of Dams. The holder shall allow inspection of the dam and appurtenant structures at any time by the authorized officer. Any condition adversely affecting or which could adversely affect the operation of the facility; safety of the structure or the public, or surrounding lands and resources shall, upon written notice, be corrected or changed by the holder at the holder’s expense. The authorized officer shall specify a completion date for corrective work. If corrective action is not taken by the date specified by the authorized officer, the Forest Service shall have corrective action taken and the holder shall be responsible for all costs including legal and court costs. A copy of the Forest Service inspection report shall be provided to the holder.

An inspection performed by the Forest Service does not relieve the holder of the responsibility of ensuring that inspections are made in accordance with section 6 of this clause.

8. Dam Safety Evaluations. This provision is required for certain hazard classifications identified in section 2. Beginning in the year 2015 and at 5-year intervals thereafter, the holder shall have a formal dam safety evaluation performed by a qualified engineer to verify the safety and integrity of the dam and appurtenant structures. The evaluation will include, but is not limited to, a detailed field inspection of the dam and appurtenant structures and a review of all pertinent documents, such as investigation, design, construction, instrumentation, operation, maintenance, and inspection records. The evaluation shall be based on current accepted design criteria and practices. The holder shall provide two copies of the evaluation report to the authorized officer and Regional Engineer. Based on this report, the authorized officer may require the holder to perform additional evaluations pursuant to such standards as the officer may define and may require rehabilitation or modification of the structure within a reasonable time.

9. Right of Action To Abate Emergency Situations. In situations where the authorized officer determines on the available facts that there is danger of a dam failure for any reason, such officer may exercise discretionary authority to enter upon the structure and appurtenances authorized herein and take such actions as are necessary to abate or otherwise prevent a failure. Such actions include, but are not limited to, lowering the level of the impounded waters utilizing existing structures or by artificial breach of the dam. In the event that such actions are taken, the United States shall not indemnify or otherwise be liable to the holder for losses or damages, including losses or damages to the structure or the value of impounded waters. The holder shall be responsible for all costs including legal and court costs. The failure of the Forest Service to exercise any discretion under this provision shall not be a violation of any duty by the United States, and shall not relieve the holder of any and all liability for damages in the event of a dam failure.

10. Liability. The activities permitted by this authorization shall be deemed a high risk use and occupancy. Sole responsibility for the safety of the dam and associated facilities and any liability resulting therefrom shall be on the holder and his successors, agents, or assigns. Pursuant to 36 CFR 251.56(d), or its replacement, the holder shall be liable for injury, loss, or damage resulting from this authorization regardless of the holder’s fault or negligence. Maximum strict liability shall not exceed $1,000,000.00 except as that amount may be changed in the aforementioned regulations.

In addition to all waivers and limitations on liability of the United States under this authorization, the provisions of 33 U.S.C. 702(c) shall apply to any damages from or by floods or flood waters at any place.

O. Drinking Water Systems (B38).

1. The holder, as the water supplier and owner or operator of the drinking water system, is responsible for compliance with all applicable Federal, State, and local drinking water laws and regulations for the operation and maintenance of a public water system. This includes, but is not limited to, developing, operating, and maintaining the system, and conducting drinking water testing and taking the appropriate corrective and follow-up actions in accordance with Federal, State, and any other applicable requirements. For the purposes of this authorization, public water systems are defined in the Safe Drinking Water Act, as amended (48. U.S.C. 300f et seq.), and in the National Primary Drinking Water Regulations, Title 40, Code of Federal Regulations, part 141 (40 CFR part 141), or by State regulations if more stringent.

2. When the permit holder operates Federally owned systems (for example, when the permit is authorized under the Granger-Thye Act), the holder shall meet additional requirements for public and nonpublic water systems consistent with FSM 7420. Requirements under FSM 7420 applicable to the permit holder are set forth in an appendix to the permit entitled “Operation of Federally Owned Drinking Water Systems” (Form FS-2700-4h-Appendix F).

3. For Federally owned systems, the holder shall notify and consult with the Forest Service within 24 hours or on the next business day after notification by the laboratory of a sample that tests positive for microbiological contamination. The holder shall notify and consult with the Forest Service within 48 hours of notification of a maximum contaminant level violation or an acute violation.

4. The holder shall retain all records as required by applicable laws and regulations. The holder agrees to make the records available to the Forest Service and to any other regulatory agency authorized to review Forest Service activities. Copies of microbiological test results for Federally owned water systems shall be forwarded monthly to the Forest Service by the 15th of the month following the sampling date. Copies of other required records for Federally owned systems shall be forwarded annually to the Forest Service within 15 days of the end of the operating season for seasonal sites or within 15 days of the end of the calendar year for year-round operations. The holder shall surrender all records for a Federally owned system to the Forest Service upon permit termination or revocation.

5. For Federally owned systems, the holder shall provide the name of the water system operator in writing to the Forest Service and notify the authorized officer within 72 hours of a change in personnel.

P. Removal and Planting of Vegetation and Other Resources (D5). The holder shall obtain prior written approval from the authorized officer before removing or altering vegetation or other resources. The holder shall obtain prior written approval from the authorized officer before planting trees, shrubs, or other vegetation within the authorized area.

Q. Revegetation of Ground Cover and Surface Restoration (D9). The holder shall be responsible for prevention and control of soil erosion and gullying on lands covered by this authorization and adjacent thereto, resulting from construction, operation, maintenance, and termination of the authorized use. The holder shall so construct permitted improvements to avoid the accumulation of excessive heads of water and to avoid encroachment on streams. The holder shall revegetate or otherwise stabilize all ground where the soil has been exposed as a result of the holder’s construction, maintenance, operation, or termination of the authorized use and shall construct and maintain necessary preventive measures to supplement the vegetation.

R. Fire-Control Plan (F20). The holder shall prepare a fire plan for approval by the authorized officer which shall set forth in detail the plan for prevention, reporting, control, and extinguishing of fires on the authorized areas and within the holder’s area of responsibility defined on an attached map. Such plans shall be reviewed and revised at intervals of not more than three (3) years.

S. Gambling (X24). Gambling or gambling machines or devices will not be permitted on National Forest System lands regardless of whether or not they are lawful under State law or county ordinances.

T. Liquor Sales Authorized (X26). The sale of intoxicating beverages is allowed by this authorization, contingent upon a valid State license for the sale or serving of alcoholic beverages.

THIS PERMIT IS ACCEPTED SUBJECT TO ALL OF ITS TERMS AND CONDITIONS:

ACCEPTED:
/s/ Steve Mueller
WC Acquisition Corp	Steve Mueller, CFO	11/19/10

HOLDER NAME AND SIGNATURE		DATE

APPROVED:

/s/ Thomas Wagner		November 19, 2010
AUTHORIZED OFFICER SIGNATURE	Thomas Wagner, WMNF Forest Supervisor	DATE

According to the Paperwork Reduction Act of 1995, an agency may not conduct or sponsor, and a person is not required to respond, to a collection of information unless it displays a valid OMB control number. The valid OMB control number for this information collection is 0596-0082. The time required to complete this information collection is estimated to average 1 hour per response, including the time for reviewing instructions, searching existing data sources, gathering and maintaining the data needed, and completing and reviewing the collection of Information.

The U.S. Department of Agriculture (USDA) prohibits discrimination in all its programs and activities on the basis of race, color, national origin, age, disability, and, where applicable, sex, marital status, familial status, parental status, religion, sexual orientation, genetic information, political beliefs, reprisal, or because all or part or an individual’s income is derived from any public assistance. (Not all prohibited bases apply to all programs.) Persons with disabilities who require alternative means for communication of program information (Braille, large print, audiotape, etc.) should contact USDA’s TARGET Center at 202-720-2800 (voice and TOD).

To file complaint of discrimination, write USDA, Director, Office of Civil Rights, 1400 Independence Avenue. SW, Washington, DC 20250-9410 or call toll free (666) 632-9992 (voice), TOD user can contact USDA through local relay or the Federal relay at (800) 877-8339 (TOD) or (866) 377-86-42 (relay voice). USDA is an equal opportunity provider and employer.

The Privacy Act of 1974 (5 U.S.C. 552a) and the Freedom of information Act (5 U.S.C. 552) govern the confidentially to be provided for information received by the Forest Service.

19

THIS PERMIT IS ACCEPTED SUBJECT TO ALL OF ITS TERMS AND CONDITIONS:

ACCEPTED:
/s/ Steve Mueller,
WC Acquisition Corp	Steve Mueller, CFO	11/19/10

HOLDER NAME AND SIGNATURE		DATE

APPROVED:
November 19, 2010

AUTHORIZED OFFICER SIGNATURE	Thomas Wagner, WMNF Forest Supervisor	DATE

According to the Paperwork Reduction Act of 1995, an agency may not conduct or sponsor, and a person is not required to respond, to a collection of information unless it displays a valid OMB control number. The valid OMB control number for this information collection is 0596-0082. The time required to complete this information collection is estimated to average 1 hour per response, including the time for reviewing instructions, searching existing data sources, gathering and maintaining the data needed, and completing and reviewing the collection of information.

The U.S. Department of Agriculture (USDA) prohibits discrimination in all its programs and activities on the basis of race, color, national origin, age, disability, and, where applicable, sex, marital status, familial status, parental status, religion, sexual orientation, genetic information, political beliefs, reprisal, or because all or part of an Individual’s income is derived from any public assistance. (Not all prohibited bases apply to all programs.) Persons with disabilities who require alternative means for communication of program information (Braille, large print, audiotape, etc.) should contact USDA’s TARGET Center at 202-720-2600 (voico and TDD).

To file a complaint of discrimination, write USDA, Director, Office of Civil Rights, 1400 Independence Avenue, SW, Washington. DC 20250-9410 or call toll free (866) 632-8892 (voice). TDD users can contact USDA through local relay or the Federal relay at (800) 877.8330 (TDD) or (866) 377-8642 (relay voice). USDA is an equal opportunity provider and employer.

The Privacy Act of 1974 (5 U.S.C. 552a) and the Freedom of Information Act (5 U.S.C. 552) govern the confidentiality to be provided for Information received by the Forest Service.

Appendix A
Area Maps

Wildcat Ski Area Special Use Permit Boundary - October 2010
N
NH Route 16
2500' contour (yellow line)
Special Use Permit boundary (Red)
Appalachian Trail (Purple line)

Appendix B
Environmental Site Report

Environmental Site report to be prepared and attached by May 31, 2011, per clause XI(L) of this permit.